EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports Second Quarter 2019 Financial Results

Results for the Second Quarter of 2019

  Net income of $10.7 million, or $0.45 per common unit
  Adjusted EBITDA of $13.9 million and distributable cash flow of $11.7 million
  Quarterly cash distribution of $0.475 per unit
  Distribution coverage ratio of 1.04x, LTM distribution coverage ratio of 1.04x

OMAHA, Neb., Aug. 05, 2019 (GLOBE NEWSWIRE) -- Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the second quarter of 2019. Net income was $10.7 million, or $0.45 per common unit, for the second quarter of 2019 compared with $13.7 million, or $0.42 per common unit, for the same period in 2018. The partnership reported adjusted EBITDA of $13.9 million and distributable cash flow of $11.7 million for the second quarter of 2019, compared with adjusted EBITDA of $16.9 million and distributable cash flow of $15.0 million for the same period in 2018. Distribution coverage was 1.04x for the three months ended June 30, 2019.

“Our second quarter performance showed solid improvement over the first quarter of this year primarily driven by higher throughput volumes of ethanol,” said Todd Becker, president and chief executive officer of Green Plains Partners. “We continue to meet our stated goal of maintaining the distribution for our partners as Green Plains Inc.’s planned production level remains strong for the remainder of the year.”

Second Quarter Highlights and Recent Developments

  On July 18, 2019, the board of directors of the general partner declared a quarterly cash distribution of $0.475 per unit, or approximately $11.3 million, for the quarter ended June 30, 2019. The distribution is payable on August 9, 2019, to unitholders of record at the close of business on August 2, 2019.

Results of Operations
Consolidated revenues decreased $5.0 million to $20.8 million for the three months ended June 30, 2019, compared with the same period for 2018. Storage and throughput revenue decreased $3.8 million primarily due to a decrease in throughput volumes as a result of the sale by our parent of three ethanol plants in the fourth quarter of 2018. Revenues generated from rail transportation services decreased $0.6 million primarily due to the reduction in volumetric capacity provided as a result of the assignment of railcar operating leases in the fourth quarter of 2018. Terminal services revenue decreased $0.5 million as a result of reduced throughput volumes at non-affiliate terminals. Trucking and other revenue decreased $0.1 million primarily due to a reduction in volumes transported for Green Plains Trade.

Operations and maintenance expenses decreased $1.7 million to $6.2 million for the three months ended June 30, 2019, compared with the same period for 2018, primarily due to lower railcar lease expense as a result of the assignment of railcar leases in the fourth quarter of 2018, as well as a reduction in unloading fees, wages and repair and maintenance expenses. General and administrative expenses decreased $0.2 million to $1.0 million for the three months ended June 30, 2019, compared with the same period for 2018, primarily due to a reduction in expenses allocated by our parent under the secondment agreement. Interest expense increased by $0.4 million primarily due to higher interest rates.

During the second quarter of 2019, Green Plains Inc. continued to experience a weak margin environment. Green Plains Inc.’s operating strategy, including the operating cost savings initiative, is to increase utilization rates and efficiency while reducing operating expenses to achieve improved margins in the current environment. Capacity utilization increased from an average of 56.0% of capacity in the first quarter to 80.0% of capacity in the second quarter. Ethanol production was 224.0 million gallons for the second quarter of 2019, compared with the contracted minimum volume commitment of 235.7 million gallons per quarter. Consequently, the partnership charged Green Plains Trade a deficiency payment of $0.5 million related to the minimum volume commitment for the three months ended June 30, 2019.

GREEN PLAINS PARTNERS LP
SELECTED OPERATING DATA
(unaudited, in million gallons)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2019	2018	% Var.	2019	2018	% Var.
Product volumes
Storage and throughput services	225.1	314.3	(28.4)%	380.8	612.6	(37.8)%

Terminal services:
Affiliate	29.8	36.5	(18.4)	54.6	66.1	(17.4)
Non-affiliate	27.2	30.5	(10.8)	52.8	62.6	(15.7)
	57.0	67.0	(14.9)	107.4	128.7	(16.6)

Railcar capacity billed (daily average)	81.1	98.6	(17.7)	82.3	98.9	(16.8)

Liquidity and Capital Resources
Total liquidity as of June 30, 2019, was $68.1 million, including $0.3 million in cash and cash equivalents, and $67.8 million available under the partnership’s revolving credit facility. The balance outstanding on the partnership’s revolving credit facility was $132.2 million as of June 30, 2019.

Conference Call Information
On August 6, 2019, Green Plains Partners LP and Green Plains Inc. will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss second quarter 2019 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 877.711.2374 and 281.542.4862, respectively, and referencing conference ID 9954358. The company advises participants to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains Partners’ website at http://ir.greenplainspartners.com.

Non-GAAP Financial Measures
Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information in assessing the partnership’s financial condition and results of operations. Adjusted EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization, plus adjustments for transaction costs related to acquisitions or financings, minimum volume commitment deficiency payments, unit-based compensation expense, net gains or losses on asset sales and the partnership’s proportional share of EBITDA adjustments of equity method investee. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, income taxes paid or payable, maintenance capital expenditures and the partnership’s proportionate share of distributable cash flow adjustments of equity method investee. References to LTM refer to results from the immediately preceding twelve-month period. Adjusted EBITDA and distributable cash flow are not presented in accordance with generally accepted accounting principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, cattle feeding, and commodity marketing and logistics services. The company is one of the leading producers of ethanol in the world and, through its adjacent businesses, is focused on the production of high-protein feed ingredients and export growth opportunities. Green Plains owns a 49.1% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied are discussed in Green Plains Partners’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2019	2018
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$269	$569
Accounts receivable, including from affiliates	21,108	15,357
Other current assets	1,201	690
Total current assets	22,578	16,616
Property and equipment, net	38,822	40,911
Operating lease right-of-use assets	38,545	-
Other assets	23,233	23,617
Total assets	$123,178	$81,144

LIABILITIES AND PARTNERS' DEFICIT
Current liabilities
Accounts payable, including to affiliates	$6,204	$3,177
Operating lease current liabilities	12,333	-
Other current liabilities	8,987	5,011
Total current liabilities	27,524	8,188
Long-term debt	139,917	142,025
Operating lease long-term liabilities	26,874	-
Other liabilities	2,740	3,385
Total liabilities	197,055	153,598

Partners' deficit	(73,877)	(72,454)
Total liabilities and partners' deficit	$123,178	$81,144

GREEN PLAINS PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per unit amounts)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2019	2018	% Var.	2019	2018	% Var.
Revenues
Affiliate	$19,133	$24,220	(21.0)%	$37,915	$48,477	(21.8)%
Non-affiliate	1,692	1,620	4.4	3,997	3,248	23.1
Total revenues	20,825	25,840	(19.4)	41,912	51,725	(19.0)
Operating expenses
Operations and maintenance (excluding depreciation and amortization reflected below)	6,233	7,893	(21.0)	13,098	16,303	(19.7)
General and administrative	988	1,179	(16.2)	2,105	2,580	(18.4)
Depreciation and amortization	771	1,105	(30.2)	1,756	2,286	(23.2)
Total operating expenses	7,992	10,177	(21.5)	16,959	21,169	(19.9)
Operating income	12,833	15,663	(18.1)	24,953	30,556	(18.3)
Other income (expense)
Interest income	20	20	-	40	40	-
Interest expense	(2,166)	(1,811)	19.6	(4,221)	(3,382)	24.8
Other	(73)	-	*	(73)	75	*
Total other expense	(2,219)	(1,791)	23.9	(4,254)	(3,267)	30.2
Income before income taxes and income (loss) from equity method investee	10,614	13,872	(23.5)	20,699	27,289	(24.1)
Income tax expense	(47)	(33)	42.4	(99)	(65)	52.3
Income (loss) from equity method investee	142	(117)	*	357	(130)	*
Net income	$10,709	$13,722	(22.0)%	$20,957	$27,094	(22.7)%

Net income attributable to partners' ownership interests:
General partner	$213	$275	(22.5)%	$418	$542	(22.9)%
Limited partners - common unitholders	10,496	6,730	*	20,539	13,289	*
Limited partners - subordinated unitholders	-	6,717	*	-	13,263	*

Earnings per limited partner unit (basic and diluted):
Common units	$0.45	$0.42	7.1%	$0.89	$0.83	7.2%
Subordinated units	$-	$0.42	*	$-	$0.83	*

Weighted average limited partner units outstanding (basic and diluted):
Common units	23,120	15,922		23,119	15,922
Subordinated units	-	15,890		-	15,890

Supplemental Revenues Data:
Storage and throughput services	$11,785	$15,575	(24.3)%	$23,570	$30,217	(22.0)%
Railcar transportation services	5,505	6,155	(10.6)	11,124	13,624	(18.3)
Terminal services	2,413	2,890	(16.5)	5,201	5,581	(6.8)
Trucking and other	1,122	1,220	(8.0)	2,017	2,303	(12.4)
Total revenues	$20,825	$25,840	(19.4)%	$41,912	$51,725	(19.0)%

* Percentage variance not considered meaningful.

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended
	June 30,
	2019	2018
Cash flows from operating activities:
Net income	$20,957	$27,094
Noncash operating adjustments:
Depreciation and amortization	1,756	2,286
Other	265	691
Net change in working capital	978	1,188
Net cash provided by operating activities	23,956	31,259

Cash flows from investing activities:
Purchases of property and equipment, net	82	(1,220)
Contributions to equity method investees	-	(1,288)
Net cash provided by (used in) investing activities	82	(2,508)

Cash flows from financing activities:
Payments of distributions	(22,538)	(30,800)
Net proceeds (payments) - revolving credit facility	(1,800)	2,000
Payments of loan fees	-	(185)
Net cash used in financing activities	(24,338)	(28,985)

Net change in cash and cash equivalents	(300)	(234)
Cash and cash equivalents, beginning of period	569	502
Cash and cash equivalents, end of period	$269	$268

GREEN PLAINS PARTNERS LP
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except ratios)

	Three Months Ended		Six Months Ended		LTM Ended
	June 30,		June 30,		June 30,
	2019	2018	2019	2018	2019
Net income	$10,709	$13,722	$20,957	$27,094	$49,544
Interest expense	2,166	1,811	4,221	3,382	8,146
Income tax expense	47	33	99	65	135
Depreciation and amortization	771	1,105	1,756	2,286	3,912
Minimum volume commitment adjustments (1)	-	-	-	747	(747)
Transaction costs	-	147	-	282	523
Unit-based compensation expense	79	60	158	120	315
Loss on the disposal of assets	73	-	73	-	73
Proportional share of EBITDA adjustments of equity method investee (2)	43	-	109	-	189
Gain on assignment of operating leases (3)	-	-	-	-	(2,721)
Adjusted EBITDA	13,888	16,878	27,373	33,976	59,369
Interest paid or payable	(2,166)	(1,811)	(4,221)	(3,382)	(8,146)
Income taxes paid or payable	(43)	(32)	(96)	(64)	(133)
Maintenance capital expenditures	-	-	-	(15)	(35)
Distributable cash flow	$11,679	$15,035	$23,056	$30,515	$51,055
Distributions declared (4)	$11,280	$15,503	$22,549	$30,996	$49,320
Coverage ratio	1.04x	0.97x	1.02x	0.98x	1.04x

(1) Adjustments related to the storage and throughput quarterly minimum volume commitments.
(2) Represents the partnership's proportional share of depreciation and amortization of its equity method investee.
(3) Consideration received related to the assignment of railcar operating leases to Valero Renewable Fuels Company, LLC in the fourth quarter of 2018.
(4) Represents distributions declared for the applicable period and paid in the subsequent quarter.

Contact: Jim Stark | Executive Vice President, Investor & Media Relations | 402.884.8700 | jim.stark@gpreinc.com